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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ______________________


                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934


                       FAMOUS DAVE'S OF AMERICA, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                        Common Stock, $.01 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 307068 10 6
--------------------------------------------------------------------------------
                               (CUSIP Number)



                                    _______


                        (Continued on following page(s))

                              Page 1 of 4 Pages



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13G(Individuals - continued)                                        Page 2 of 4


------------------------
CUSIP No.  307068 10 6
------------------------

1.  Name of Reporting Person and I.R.S. Identification No.:
    DAVID W. ANDERSON & KATHRYN W. ANDERSON       ####-##-####

2.  Member of a Group: (a) ________  (b)

3.  SEC USE ONLY:

4.  Citizenship or Place of Organization:  U.S.A.

5.  Sole Voting Power: -0-

6.  Shared Voting Power: 1,781,000

7.  Sole Dispositive Power:  -0-

8.  Shared Dispositive Power: 1,781,000

9.  Aggregate Amount Beneficially Owned by each Reporting Person:
    1,781,000

10. Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: _______

11. Percent of Class Represented by Amount in Row 9: 29.6%

12. Type of Reporting Person:  IN




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 13G(Individuals - continued)                                        Page 3 of 4





 Item 1(a)
 and (b)    NAME AND ADDRESS OF ISSUER:
            Famous Dave's of America, Inc.
            12700 Industrial Park Boulevard
            Minneapolis, MN 55441


 Item 2(a)  NAME OF PERSON FILING: David W. Anderson & Kathryn W. Anderson


 Item 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            12700 Industrial Park Boulevard
            Minneapolis, MN 55441



 Item 2(c)  CITIZENSHIP:  U.S.A.



 Item 2(d)  TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value



 Item 2(e)  CUSIP NUMBER: 307068 10 6



 Item 3     THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b).


 Item 4(a)  AMOUNT BENEFICIALLY OWNED:

            1,781,000 shares at December 31, 1996.
            ---------

 Item 4(b)  PERCENT OF CLASS:

            29.6% percent pursuant to Rule 13d-3(c).

 Item 4(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

            (1) Sole power to vote or to direct the vote -0-
            (2) Shared power to vote or to direct the vote  1,781,000
            (3) Sole power to dispose or to direct the disposition of -0-
            (4) Shared power to dispose or to direct the disposition of
                1,781,000

 Item 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

 Item 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable

 Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable

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13G (Individuals - continued)                                  Page 4 of 4


 Item 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

 Item 9     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

 Item 10    CERTIFICATION.

            Not Applicable





                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             Date  February 6, 1997.       s/ David W. Anderson
                                              ---------------------
                                               David W. Anderson


                                           s/ Kathryn W. Anderson
                                              ---------------------
                                               Kathryn W. Anderson